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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE FOURTH QUARTER OF FISCAL 2015

Red Bank, N.J. November 13, 2015 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the fourth quarter of fiscal 2015 which appear below compared with the fourth quarter of fiscal 2014. Total royalties received include adjustments made by the operating companies based upon their corrected royalty calculations for prior periods.

                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                          Ended 10/31/2015   Ended 10/31/2014      Change
                          ----------------   ----------------    ----------
Total Royalties Received      $2,250,082         $3,822,181       - 41.13%
Net Income                    $ 2,096,955        $3,657,783       - 42.67%
Distributions per Unit          $0.23             $0.39           - 41.03%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the third calendar quarters of 2015 and 2014. Further details will be available in the Trust's annual report on Form 10-K which will be available through the SEC or on the Trust's website, www.neort.com, on or about December 30, 2015.

                              Factors Determining Gas Royalties Payable
                         --------------------------------------------------
                         3rd Calendar Qtr.   3rd Calendar Qtr.   Percentage
                          Ended 9/30/2015     Ended 9/30/2014      Change
                         -----------------   -----------------   ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               5.829            7.675             - 24.05%
Gas Prices (Ecents/Kwh)(2)      2.1662           2.1709             -  0.22%
Average Exchange Rate (3)       1.1301           1.2944             - 12.69%
Gas Royalties                 $1,636,070       $2,474,536           - 33.88%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 18.728           23.139             - 19.06%
Gas Prices (Ecents/Kwh)         2.2187           2.2803             -  2.70%
Average Exchange Rate           1.1309           1.2891             - 12.27%
Gas Royalties                $ 714,479         $1,083,346           - 34.05%

    (1) Billion cubic feet     (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers




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Trust expenses for the fourth quarter of fiscal 2015 decreased 8.17%, or
$13,756, to $154,667 from $168,423 in comparison to the fourth quarter of fiscal 2014. The decrease was due to lower Trustee fees as specified in the Trust Agreement and reduced legal expenses, both domestic and German, following the resolution in 2014 of negotiations concerning a gas pricing proposal by EMPG.

Total royalties received for fiscal 2015 declined in comparison to fiscal 2014 due to lower gas sales, lower gas prices and lower average exchange rates under both the Mobil and OEG Agreements. Under the Mobil Agreement, gas sales, gas prices and average exchange rates declined 7.84%, 10.99% and 15.96%, respectively. Under the OEG Agreement, gas sales, gas prices and average exchange rates declined 9.47%, 10.47% and 15.99%, respectively.
The comparison of the relevant periods is shown below.

                            Fiscal Year         Fiscal Year       Percentage
                          Ended 10/31/2015    Ended 10/31/2014      Change
                          ----------------    ----------------    ----------

Total Royalties Received      $12,390,575        $18,927,005       - 34.53%
Net Income                    $11,580,673        $18,044,579       - 35.82%
Distributions per Unit           $1.27              $1.95          - 34.87%


The 2016 Annual Meeting is scheduled to begin at 10:00 A.M. on February 16,
2016.

The previously declared distribution of 23 cents per unit will be paid on November 25, 2015 to owners of record as of November 13, 2015. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.